Execution Copy

STOCK EXCHANGE AGREEMENT

by and between

FINTECH ENERGY LLC

and

D.E. SHAW LAMINAR EMERGING MARKETS, L.L.C.

Dated as of December 29, 2006

TABLE OF CONTENTS
Page

Section 1	CERTAIN DEFINITIONS	1
Section 2	EXCHANGE; CLOSING	3
2.1.	Exchange	3
2.2.	Closing Deliveries	4
2.3.	Post-Closing Deliveries	4
Section 3	REPRESENTATIONS AND WARRANTIES OF D.E. SHAW	5
3.1.	Organization and Related Matters	5
3.2.	Authorization; No Conflicts	5
3.3.	Title	5
3.4.	Compliance	6
3.5.	Restricted Securities	6
3.6.	No Public Market	6
3.7.	No Other Representations	6
Section 4	REPRESENTATIONS AND WARRANTIES OF FINTECH	6
4.1.	Organization and Related Matters	6
4.2.	Authorization; No Conflicts	7
4.3.	Title	7
4.4.	Compliance	7
4.5.	No Other Representations	7
Section 5	CONDITIONS TO OBLIGATIONS OF PARTIES	8
5.1.	Conditions Precedent to Obligations of All Parties	8
5.2.	Conditions to Obligations of D.E. Shaw	8
5.3.	Conditions to Obligations of Fintech	8
Section 6	MISCELLANEOUS	9
6.1.	Survival	9
6.2.	Counterparts	9
6.3.	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	9
6.4.	Entire Agreement	10
6.5.	Notices	10
6.6.	Successors and Assigns	10
6.7.	Headings	10
6.8.	Amendments and Waivers	10
6.9.	Severability	10
6.10.	Interpretation	11
6.11.	Further Assurances	11
6.12.	Public Announcements	11
6.13.	Termination	11

STOCK EXCHANGE AGREEMENT

STOCK EXCHANGE AGREEMENT (this “Agreement”), dated as of December 29, 2006, by and between Fintech Energy LLC, a limited liability company organized under the laws of the State of Delaware (“Fintech”), and D.E. Shaw Laminar Emerging Markets, L.L.C., a limited liability company organized under the laws of the State of Delaware (“D.E. Shaw”). Capitalized terms used herein shall have the meanings set forth in Section 1.

RECITALS

WHEREAS, Fintech holds an aggregate of 1,024,630.40 ordinary shares of the capital stock of the Surviving Company (as defined below), par value US$0.01 per share (the “Surviving Company Shares”);

WHEREAS, D.E. Shaw beneficially holds an aggregate of 34,670,003 Class B shares of Transportadora de Gas del Sur S.A., an Argentine sociedad anónima (“TGS,” and such Class B shares, the “TGS Shares”); and

WHEREAS, Fintech desires to sell, assign and transfer, or cause to be sold, assigned and transferred, the Surviving Company Shares to D.E. Shaw (or its nominee or assignee) in exchange for the TGS Shares, and D.E. Shaw desires to assign and transfer, or cause to be assigned and transferred, the TGS Shares to Fintech (or its nominee or assignee) in exchange for such Surviving Company Shares.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

SECTION 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AEI” means Ashmore Energy International Limited, a Cayman Islands exempted company.

“Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any Person who (a) directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person or (b) from time to time, is managed by (i) the same investment manager as the Relevant Person is managed by, or (ii) an investment manager that is Controlled by the same Person that Controls the Relevant Person. As used in this definition, “Control,” “Controlling” and “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001 (Pub. L. No. 107-56) and (ii) any other Law of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Approval” means any approval, authorization, consent, qualification, permit, license, franchise, clearance, Order or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or notice required to be given to, any Governmental Entity.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are open for business in Houston, Texas and New York City.

“Closing” shall have the meaning set forth in Section 2.1(b).

“Contract” means any binding written agreement, bond, commitment, indenture, lease, instrument or obligation.

“Control” shall have the meaning set forth in the definition of Affiliate.

“D.E. Shaw” shall have the meaning set forth in the Preamble.

“Fintech” shall have the meaning set forth in the Preamble.

“Fintech-AEI Exchange Agreement” means the Exchange Agreement, dated December 29, 2006, by and between AEI and Fintech, pursuant to which the Surviving Company agreed to issue the Surviving Company Shares to Fintech in exchange for the CIESA Debt (as defined therein) held by Fintech.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority that has, in each case, jurisdiction over the matter in question.

“Law/Laws” means any constitutional provision, statute, law, rule, ordinance, regulation, treaty, code, executive order or interpretation of any Governmental Entity and any Order.

“Lien” means any lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest or other encumbrance or restriction on title.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at the following website: http://www.treas.gov/offices/enforcement/ofac/ sdn/index.html or any official successor website.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, stipulation, determination or writ issued by or agreement entered into with a Governmental Entity (whether preliminary or final).

“Organizational Documents” means, with respect to any Party, as applicable, the certificate of incorporation, articles of incorporation, memorandum and articles of association, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such Person, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

“Parties” means Fintech and D.E. Shaw.

“Person” means any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, trust or any other entity, organization or Governmental Entity.

“Prisma” means Prisma Energy International Inc., a Cayman Islands exempted company.

“Relevant Person” shall have the meaning set forth in the definition of Affiliate.

“Scheme of Arrangement” means that certain Scheme of Arrangement and Amalgamation under section 86 (read with section 87) of the Cayman Islands Companies Law (as amended) approved by the members of AEI on November 21, 2006 and sanctioned by the Grand Court of the Cayman Islands on November 30, 2006.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” shall mean the Amended and Restated Shareholders Agreement, dated as of December 29, 2006, by and among the Surviving Company and the shareholders of the Surviving Company party thereto, as the same may be amended, supplemented, replaced or restated from time to time.

“Surviving Company” means the surviving entity resulting from the amalgamation of AEI with Prisma in accordance with the terms and conditions of the Scheme of Arrangement, which surviving entity shall change its corporate name to Ashmore Energy International following such amalgamation.

“Surviving Company Shares” shall have the meaning set forth in the Recitals.

“TGS” shall have the meaning set forth in the Recitals.

“TGS Shares” shall have the meaning set forth in the Recitals.

SECTION 2

EXCHANGE; CLOSING

2.1.	Exchange.

(a)           Subject to the terms and conditions of this Agreement, Fintech agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to D.E. Shaw (or its nominee or assignee), free and clear of all Liens (but subject to any applicable limitations under the Shareholders Agreement), all of Fintech’s right, title and interest in, to and under the Surviving Company Shares (including, without limitation, all of Fintech’s rights, benefits and privileges under the Fintech-AEI Exchange Agreement). In consideration therefor, D.E. Shaw agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Fintech (or its nominee or assignee), free and clear of all Liens, all of D.E. Shaw’s right, title and interest in, to and under the TGS Shares.

(b)          Closing. Subject to the satisfaction or waiver of all conditions to closing set forth in Section 5, the closing of the transactions contemplated hereby shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, at 9:00 a.m., on January 8, 2007, or at such other time and place as the Parties may mutually agree (which time and place is designated as the “Closing”).

2.2.	Closing Deliveries.

(a)           At the Closing, subject to the satisfaction or waiver of all of the conditions to the Closing set forth herein, (i) Fintech shall take all actions necessary to transfer, or cause to be transferred, title to the Surviving Company Shares, free and clear of all Liens (but subject to any applicable limitations under the Shareholders Agreement), to D.E. Shaw (or its nominee or assignee), including, without limitation, notifying the Surviving Company of the transfer of the Surviving Company Shares to D.E. Shaw in accordance with the terms hereof and delivering to the Surviving Company the Share Transfer Certificate (substantially in the form of Exhibit A) executed by both Parties, and (ii) D.E. Shaw shall take all actions necessary to transfer, or cause to be transferred, title to the TGS Shares, free and clear of all Liens, to Fintech (or its nominee or assignee), including, without limitation, effecting the transfer of the TGS Shares on Caja de Valores or any other clearing system, as applicable. In the event that either (x) the Surviving Company Shares shall be delivered to a nominee or assignee of D.E. Shaw at Closing and/or (y) the TGS Shares shall be delivered to a nominee or assignee of Fintech at Closing, the respective Party shall provide the other Party with the name and relevant account information for such nominee at least two Business Days prior to the Closing.

(b)	Without limiting the generality of the provisions of Section 2.2(a), at the Closing:
(i)	Fintech shall deliver to D.E. Shaw (or its nominee or assignee) the following:
(A)	an executed counterpart of the Share Transfer Certificate, substantially in the form of Exhibit A, relating to the transfer of the Surviving Company Shares; and
(B)

executed counterparts of the Assignment Agreement (executed by each party thereto except D.E. Shaw), substantially in the form of Exhibit B, relating to the transfer and assignment of Fintech’s rights, benefits and privileges under the Fintech-AEI Exchange Agreement.

(ii)	D.E. Shaw shall deliver to Fintech (or its nominee or assignee) the following:
(A)	executed counterparts of each of the agreements and transfer documents referred to in sub-clauses (A) and (B) of clause (i) above.
2.3.	Post-Closing Deliveries.

Following Fintech’s delivery of the executed Share Transfer Certificate to the Surviving Company at Closing, Fintech shall use its reasonable best efforts to promptly obtain from the Surviving Company an updated copy of the Surviving Company’s register of members reflecting D.E. Shaw’s (or its nominee’s or assignee’s) ownership of the Surviving Company Shares. Upon its receipt of such updated copy of the Surviving Company’s register of members from the Surviving Company, Fintech shall promptly provide D.E. Shaw with a copy of such register of members.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF D.E. SHAW

D.E. Shaw hereby represents and warrants to Fintech that as of the date of this Agreement and (unless otherwise indicated below) as of the Closing:

3.1.	Organization and Related Matters.

(a)           D.E. Shaw is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business.

(b)          D.E. Shaw is duly qualified to do business in all jurisdictions in which such qualification is necessary due to the nature of the property owned, leased or operated by it or the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of D.E. Shaw to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

3.2.	Authorization; No Conflicts.

(a)           D.E. Shaw has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by D.E. Shaw and the consummation of the transactions contemplated hereby have been, or will be as of the Closing, duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by D.E. Shaw and constitutes a legally valid and binding obligation of D.E. Shaw enforceable against D.E. Shaw in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b)          The execution, delivery and performance by D.E. Shaw of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which it is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to it or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)           Assuming the truth and accuracy of the representations and warranties of Fintech in Section 4 hereof and except for the Surviving Company’s consent under the Assignment Agreement attached substantially in the form of Exhibit B, no Approval or third party consent or approval under any Contract to which D.E. Shaw is a party is necessary to be obtained or made by D.E. Shaw in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.3.	Title.

(a)           D.E. Shaw is the sole beneficial owner of and has good and valid title to the TGS Shares, free and clear of any Lien.

(b)          There is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the TGS Shares that D.E. Shaw or Fintech is or shall be required to pay or otherwise perform that D.E. Shaw has not paid or otherwise performed in full.

3.4.         Compliance. D.E. Shaw and its Affiliates are in compliance in all material respects with the applicable requirements of (a) the Anti-Money Laundering Laws and (b) the Trading With the Enemy Act and the International Emergency Economic Powers Act. Neither D.E. Shaw nor any of D.E. Shaw’s directors or executive officers is a Person included on the OFAC List.

3.5.         Restricted Securities. D.E. Shaw understands that the Surviving Company Shares have not been registered under the Securities Act or the securities or blue sky Laws of any State of the United States or any other jurisdiction. D.E. Shaw has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of holding the Surviving Company Shares and has the capacity to protect its own interests. D.E. Shaw is able to bear the economic risk of its investment in the Surviving Company Shares indefinitely. D.E. Shaw is acquiring the Surviving Company Shares for its own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act. D.E. Shaw is an accredited investor within the meaning of Regulation D under the Securities Act.

3.6.         No Public Market. D.E. Shaw understands that no public market now exists for any of the shares in the Surviving Company’s capital, and that Fintech has made no assurances that a public market will ever exist for such shares.

3.7.         No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, D.E. Shaw does not make, and D.E. Shaw hereby expressly disclaims, any representation or warranty to Fintech of any kind or nature, written or oral, statutory, express or implied. Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, D.E. Shaw does not make, and hereby expressly disclaims, any representation or warranty to Fintech of any kind or nature, written or oral, statutory, express or implied, as to (i) the condition, value or quality of TGS’s assets, (ii) the prospects (financial and otherwise), risks and other incidents of TGS’s assets or business or (iii) any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF FINTECH

Fintech hereby represents and warrants to D.E. Shaw that as of the date of this Agreement and (unless otherwise indicated below) as of the Closing:

4.1.	Organization and Related Matters.

(a)           Fintech is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business.

(b)          Fintech is duly qualified to do business in all jurisdictions in which such qualification is necessary due to the nature of the property owned, leased or operated by it or the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Fintech to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.2.	Authorization; No Conflicts.

(a)           Fintech has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Fintech and the consummation of the transactions contemplated hereby have been, or will be as of the Closing, duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Fintech and constitutes a legally valid and binding obligation of Fintech enforceable against Fintech in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b)          The execution, delivery and performance by Fintech of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which it is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to it or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)           Assuming the truth and accuracy of the representations and warranties of D.E. Shaw in Section 3 hereof and except for the Surviving Company’s consent under the Assignment Agreement attached substantially in the form of Exhibit B, no Approval or third party consent or approval under any Contract to which Fintech is a party is necessary to be obtained or made by Fintech in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.3.	Title.

(a)           Fintech is the sole beneficial owner of and has good and valid title to the Surviving Company Shares, free and clear of any Lien (except for any applicable limitations under the Shareholders Agreement).

(b)          There is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the Surviving Company Shares that Fintech or D.E. Shaw is or shall be required to pay or otherwise perform that Fintech has not paid or otherwise performed in full.

4.4.         Compliance. Fintech and its Affiliates are in compliance in all material respects with the applicable requirements of (a) the Anti-Money Laundering Laws and (b) the Trading With the Enemy Act and the International Emergency Economic Powers Act. Neither Fintech nor any of Fintech’s directors or executive officers is a Person included on the OFAC List.

4.5.         No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, Fintech does not make, and Fintech hereby expressly disclaims, any representation or warranty to D.E. Shaw of any kind or nature, written or oral, statutory, express or implied. Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, Fintech does not make, and hereby expressly disclaims, any representation or warranty to D.E. Shaw of any kind or nature, written or oral, statutory, express or implied, as to (i) the condition, value or quality of the Surviving Company’s assets, (ii) the prospects (financial and otherwise), risks and other incidents of the Surviving Company’s assets or business or (iii) any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 5

CONDITIONS TO OBLIGATIONS OF PARTIES

5.1.         Conditions Precedent to Obligations of All Parties. The obligations of D.E. Shaw and Fintech to consummate the Closing are subject to there not being in effect, on or prior to the Closing, any applicable Law or Order issued by any court or other Governmental Entity of competent jurisdiction with valid enforcement authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. The foregoing condition may be waived, in whole or in part, by mutual agreement of D.E. Shaw and Fintech, to the extent permitted by Law.

5.2.         Conditions to Obligations of D.E. Shaw. D.E. Shaw’s obligation to consummate the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of D.E. Shaw to the extent permitted by Law:

(a)           Representations and Warranties Correct. The representations and warranties made by Fintech in Section 4 hereof shall be true and correct when made, and shall be true and correct on and as of the Closing, except those representations and warranties that speak as of a certain date or time, provided such representations and warranties shall have been true and correct as of such date.

(b)          Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Fintech on or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Officer’s Certificate. Fintech shall have delivered to D.E. Shaw a certificate of an officer of Fintech certifying that the closing conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d)          Deliveries. Fintech shall have duly executed and delivered each of the agreements, documents and instruments contemplated under Section 2.2 of this Agreement to be executed and delivered by it.

5.3.         Conditions to Obligations of Fintech. Fintech’s obligation to consummate the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of Fintech to the extent permitted by Law:

(a)           Representations and Warranties Correct. The representations and warranties made by D.E. Shaw in Section 3 hereof shall be true and correct when made, and shall be true and correct on and as of the Closing, except those representations and warranties of D.E. Shaw that speak as of a certain date or time, provided such representations and warranties shall have been true and correct as of such date.

(b)          Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by D.E. Shaw on or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Officer’s Certificate. D.E. Shaw shall have delivered to Fintech a certificate of an officer of D.E. Shaw certifying that the closing conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.

(d)          Deliveries. D.E. Shaw shall have duly executed and delivered each of the agreements, documents and instruments contemplated under Section 2.2 of this Agreement to be executed and delivered by it.

SECTION 6

MISCELLANEOUS

6.1.         Survival. All of the representations and warranties contained in Sections 3 and 4 of this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

6.2.         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Party.

6.3.	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT. FURTHER, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION OR DEFENSE THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING IN ANY SUCH COURTS. THE PARTIES AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM. EACH OF THE PARTIES (ON BEHALF OF ITSELF AND ITS AFFILIATES) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(b)          To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(c)           EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.3.

6.4.         Entire Agreement. This Agreement, and the exhibits hereto contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

6.5.         Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a) If to D.E. Shaw:	120 West 45th Street 39th Floor, Tower 45 New York, NY 10036 Attention: Brandon Baer
(b) If to Fintech:	c/o Fintech Advisory Inc. 375 Park Avenue, Suite 3804 New York, NY 10152 Attention: Julio Herrera Facsimile: +1 212 593 3461

6.6.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. Except as expressly contemplated hereby, no Party may delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party; for the avoidance of doubt, nothing in this Section or elsewhere in this Agreement shall be construed to restrict in any way or otherwise affect each Party’s right to assign such Party’s rights, benefits and privileges (but not its obligations) under this Agreement or to freely transfer the TGS Shares (in the case of Fintech) or the Surviving Company Shares (in the case of D.E. Shaw) in accordance with any applicable securities Laws (and, in the case of the Surviving Company Shares, the terms of the Shareholders Agreement).

6.7.         Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.

6.8.         Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. Any Party may, only by an instrument in writing, waive, only as to itself, compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

6.9.         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

6.10.       Interpretation. The phrase “including” shall be deemed to be followed by “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section in which such words appear. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Except as otherwise expressly provided in this Agreement, all references to “$” or “dollars”, if any, shall be to the lawful currency of the United States and all references to “
“ or “Euros”, if any, shall be to the lawful currency of the European Union. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

6.11.       Further Assurances. From time to time after the date hereof, without additional consideration, each of the Parties will (or, if appropriate, cause their subsidiaries or Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

6.12.       Public Announcements. Except as otherwise required by applicable Law, no Party nor any of its respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that if a press release or other public statement is required by applicable Law, the Party intending to make such release or statement shall give the other Party prior notice and shall use its best efforts to consult with the other Party with respect to the text therein.

6.13.	Termination.

(a)           This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

(i)	the mutual written agreement of D.E. Shaw and Fintech;

(ii)           either D.E. Shaw or Fintech if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(iii)         D.E. Shaw, in the event of a material breach of this Agreement by Fintech if Fintech fails to cure such breach within five Business Days following notification thereof by D.E. Shaw;

(iv)          Fintech, in the event of a material breach of this Agreement by D.E. Shaw if D.E. Shaw fails to cure such breach within five Business Days following notification thereof by Fintech; or

(v)           either D.E. Shaw or Fintech if the Closing shall not have occurred on or before January 31, 2007, unless the failure to consummate the Closing is due to the failure to act by the terminating party or its Affiliates.

(b)          If this Agreement is validly terminated pursuant to Section 6.13(a), this Agreement will forthwith become null and void and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Section 6 hereof. Nothing contained in this Section 6.13(b) shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

FINTECH ENERGY LLC
By: _____________________________________ Name: ___________________________________ Title: ____________________________________

D.E. Shaw LAMINAR EMERGING MARKETS, L.L.C.
By: _____________________________________ Name: ___________________________________ Title: ____________________________________

EXHIBIT A

FORM OF SHARE TRANSFER CERTIFICATE

ASHMORE ENERGY INTERNATIONAL

(THE "COMPANY")

SHARE TRANSFER CERTIFICATE

Fintech Energy LLC (the "Transferor"), for good and valuable consideration received by it from D.E. Shaw Laminar Emerging Markets, L.L.C. (the "Transferee"), does hereby:

1.

transfer to the Transferee 1,024,630.40 ordinary shares in the capital of the Company (the "Shares") standing in its name in the register of members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which it held the same at the time of execution of this Share Transfer Certificate; and

2.	consent that its name remain on the register of members of the Company until such time as the Company enters the Transferee's name in the register of members of the Company.

And the Transferee does hereby agree to take the Shares subject to the same conditions

As Witness Our Hands

Signed by the Transferor on January [__], 2007 in the presence of:
Witness	Transferor

Signed by the Transferee on January [__], 2007 in the presence of:
Witness	Transferee

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made as of January [__], 2007, by and between Fintech Energy LLC, a limited liability company organized under the laws of the State of Delaware (“Assignor”), and D.E. Shaw Laminar Emerging Markets, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Assignee,” and together with Assignor, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Stock Exchange Agreement (as defined herein).

R E C I T A L S

WHEREAS, Ashmore Energy International Limited, a Cayman Islands exempted company (together with its successors, “AEI”), and Assignor entered into an Exchange Agreement, dated December 29, 2006 (the “Fintech-AEI Exchange Agreement”);

WHEREAS, Assignor and Assignee entered into a Stock Exchange Agreement (the “Stock Exchange Agreement”), dated as of December 29, 2006, pursuant to which, among other things, Assignor agreed to sell, assign and transfer to Assignee the Surviving Company Shares in exchange for the TGS Shares held by Assignee, subject to the terms and conditions set forth in the Stock Exchange Agreement; and

WHEREAS, in connection with the transactions contemplated under the Stock Exchange Agreement, Assignor shall assign and transfer to Assignee all of Assignor’s rights, benefits and privileges under the Fintech-AEI Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1

ASSIGNMENT

1.1          Assignment and Acceptance. Assignor hereby sells, assigns and transfers to Assignee, effective as of the date hereof, all of Assignor’s rights, benefits and privileges under the Fintech-AEI Exchange Agreement (the “Assigned Interests”). Assignee hereby irrevocably accepts such Assigned Interests from Assignor, effective as of the date hereof.

SECTION 2

MISCELLANEOUS

2.1          Surviving Company’s Consent. The Parties agree to cooperate and exercise their best efforts to obtain the Surviving Company’s consent to Assignor’s assignment of the Assigned Interests to Assignee as contemplated hereby.

2.2          Further Assurances. Each Party shall execute such other documents and take such further reasonable actions as may be required or reasonably requested by the other Party to consummate the transactions contemplated herein.

2.3          Successors and Assigns. This Agreement will be binding upon the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other person or entity will be entitled to any of the benefits conferred by this Agreement.

2.4          Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not be construed as part of this Agreement. Any term defined by reference to any agreement, instrument or document has the meaning so assigned to it whether or not such agreement, instrument or document is in effect. Unless the context otherwise requires, any agreement, instrument or other document defined or referred to herein shall be construed as defining or referring to such agreement, instrument or other document as from time to time amended, modified or supplemented. Unless the context otherwise requires, references herein to any person or entity shall be construed to include its successors and assigns. The words “shall” and “will” shall be construed to have the same meaning and effect.

2.5          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

2.6          Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

2.7          Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or its application to other persons and circumstances shall not be affected thereby, and each term and provision hereof shall be enforced to the fullest extent permitted by law.

2.8          Amendments; Waiver. This Agreement may be amended only by a written instrument signed by Assignee and Assignor. No provisions of this Agreement shall be deemed waived except by an instrument in writing signed by the Party sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

2.9          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Parties irrevocably submits to the nonexclusive jurisdiction of the federal and state courts of the State of New York sitting in the Borough of Manhattan in connection with any action or proceeding relating to or arising out of the transactions contemplated under this Agreement. Each Party irrevocably waives to the fullest extent permitted by applicable law any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

2.10        Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own expenses in connection with the negotiation and preparation of, and the consummation of the transactions contemplated by, this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of Assignee and Assignor has executed, or caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date first above written.

FINTECH ENERGY LLC
By: _________________________________________
Name: _______________________________________ Title: ________________________________________

D.E. Shaw LAMINAR EMERGING MARKETS, L.L.C.
By: __________________________________________
Name: _______________________________________ Title: ________________________________________

Acknowledged and Accepted as of the date hereof:

ASHMORE ENERGY INTERNATIONAL
By ____________________________________
Name: Title: